Exhibit 99.2

Changyou.com to Acquire Leading Game Information Portal 17173.com from Sohu.com and Kick Off its Platform Strategy

New York, November 29, 2011 – Changyou.com Limited (“Changyou”) (NASDAQ: CYOU), a leading online game developer and operator in China, and its majority shareholder, Sohu.com Inc. (“Sohu”) (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today jointly announced that on November 29, 2011 they entered into a definitive agreement (the “Transaction Agreement”) for Changyou to acquire from Sohu the business of 17173.com (“17173”), a leading game information portal in China (the “17173 Business”). 17173.com is widely regarded as an authoritative source of news for a wide variety of games.

Under the Transaction Agreement, Changyou will acquire from Sohu all assets associated with the 17173 Business for fixed cash consideration of US$162.5 million. The transaction is expected to close in December 2011, subject to customary closing conditions specified in the Transaction Agreement. In connection with the Transaction Agreement, Sohu and Changyou have revised their existing non-competition agreement to provide Sohu’s agreement not to compete with Changyou in the 17173 Business for a period of five years after the closing under the Transaction Agreement.

Mr. Tao Wang, Changyou’s chief executive officer, said, “Changyou’s acquisition of the 17173 business provides us with a powerful base to jumpstart our services and platform initiative. As a leading online destination for gamers in China, 17173 has strong media presence in the games sector and a vast base of users for which we can develop services and tools to grow 17173 into a leading platform and one-stop-shop service-provider for gamers. Aside from news services, gamers today have needs for downloading, sharing, and trading services, as well as online community, and more. This acquisition will further drive our efforts to serve gamers not only on the product side, but also on the service side.”

Mr. Tao Wang further commented, “We look forward to building on the brand strength 17173 has developed over the past 10 years and enhancing its services to make it an even more powerful and effective marketing medium for advertising clients. Our leading position in Web-based games and our mobile game initiatives give us advanced market knowledge that 17173 can leverage to plan and grow its news channels more effectively. In addition, our offline promotion workforce and our network of overseas game companies can also be used to promote 17173 and further increase its penetration in domestic market and accelerate its expansion into new markets.”

Dr. Charles Zhang, Sohu’s chairman and chief executive officer said, “This transaction helps to re-align our business activities, and brings together Sohu’s two leading game-related businesses, and their respective management teams. We share Changyou’s vision for 17173 and support their strategy to scale its portal and services to deliver more content, tools and services to an even larger audience. The combination of Changyou and 17173 is expected to bring about synergies that will increase the shareholder value of both businesses over the long term, and Sohu will enjoy the benefit of any such increase as a majority shareholder in Changyou.”

17173.com is a well-established news provider and advertising medium for games in China and a leading online destination for gamers. Highly regarded by gamers for its authoritative reporting of game-related news, it has captured the top spot in the “Game Media” category at the Annual Game Industry Awards Gala for the past six years. 17173 currently provides its vast user base with rich content channels that tap into the wide span of gamers’ interests, covering everything from “Massively Multiplayer Online Games” to “eSports” to “Game Unions”, plus over 650 dedicated game zones for popular games.

Separately, Changyou and Sohu have entered into a services agreement and an online links and advertising agreement (collectively, the “Services and Advertising Agreements”), pursuant to which Sohu will provide specified technical support and links and advertising space to Changyou, including the provision and maintenance of the user log-in system, information management system and virtual currency payment system. The Services and Advertising Agreements will provide for a term of twenty-five years for the virtual current payment system services, and an initial term of three years for all the other relevant services and links and advertising space and will involve aggregate fees to Sohu of approximately US$30 million. Under the Services and Advertising Agreements, Changyou may renew certain rights for a subsequent term of twenty-two years, and may obtain a perpetual software license in respect of the information management system and user log-in system following the expiration of the three-year term, subject to Changyou’s payment to Sohu of additional fees of up to approximately US$5 million in aggregate.

The Boards of Directors of both Changyou and Sohu have approved the Transaction Agreement, and the transactions and related agreements contemplated thereby, and the Services and Advertising Agreements. Because the Transaction Agreement is a quite significant transaction for both Changyou and Sohu and the transactions and related agreements contemplated thereby and the Services and Advertising Agreements are related-party transactions between Changyou and Sohu, the Audit Committees of both companies independently reviewed and approved such agreements and transactions, both companies received third-party fairness opinions as to the fairness, from a financial point of view, of the consideration under the Transaction Agreement and each of their Audit Committees recommended approval of such agreements and transactions to their respective full Boards of Directors. In addition, in view of Dr. Charles Zhang’s positions as the Chairman of the Board and Chief Executive Officer of Sohu and Chairman of the Board of Changyou, Dr. Zhang recused himself from participation in the negotiation of such agreements, did not participate in discussion of such agreements and transactions by Changyou’s Board of Directors and abstained from voting on such agreements and transactions on Changyou’s Board of Directors.

Conference Call Information

Changyou’s management team, together with Sohu’s management team, will host a joint conference call today at 8:30 a.m. U.S. Eastern Standard Time, November 30, 2011 (9:30 p.m. Beijing/Hong Kong, November 30, 2011).

The dial-in details for the live conference call are:

US:	+1-866-519-4004
Hong Kong:	+852-2475-0994
International:	+1-718-354-1231
Passcode:	CYOU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 3:30 a.m. U.S. Eastern Standard Time on December 1 through December 7, 2011. The dial-in details for the telephone replay are:

International:	+1-718-354-1232
Passcode:	31748427

The live webcast and archive of the conference call will be available on the Investor Relations section of Changyou’s website at http://www.changyou.com/ir/ and Sohu’s website at http://corp.sohu.com/.

About Changyou

Changyou.com Limited (NASDAQ: CYOU) is a leading developer and operator of online games in China with a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank, one of the top-ranking Web-based games in China. It began operations as a business unit within Sohu.com Inc. (NASDAQ: SOHU) in 2003, and was carved out as a separate, stand-alone company in December 2007. It completed an initial public offering on April 7, 2009. Changyou has an advanced technology platform that includes advanced 2.5D and 3D graphics engines, a uniform game development platform, effective anti-cheating and anti-hacking technologies, proprietary cross-networking technology and advanced data protection technology. For more information, please visit http://www.changyou.com/ir/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) and its subsidiaries currently operates over 10 online games that includes in-house developed MMORPGs, such as Tian Long Ba Bu, one of the most popular online games in China, as well as Web-based games such as DDTank. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fifteenth year of operation.

Safe Harbor Statement

This announcement contains forward-looking statements by either or both of Changyou and Sohu. Statements that are not historical facts, including statements about either company’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. Each company cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the continuing global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Changyou’s, Sohu’s and the 17173 Business’s operating results and Changyou’s, Sohu’s and the 17173 Business’s historical and possible future losses and limited operating history, and Changyou’s reliance on Tian Long Ba Bu as its major revenue source. Further information regarding these and other risks is included in Changyou’s Annual Report on Form 20-F filed on February 28, 2011, Sohu’s Annual Report on Form 10-K filed on February 28, 2011, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and other filings by Changyou and Sohu with the Securities and Exchange Commission.

For investor and media inquiries, please contact:

In China:

Ms. Angie Chang

Changyou.com Limited

Tel: +86 (10) 6861-3688

E-mail: ir@cyou-inc.com

Mr. James Deng

Sohu.com Inc.

Tel: +86 (10) 6272-6596

E-mail: ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614-3003

E-mail: jbloker@ChristensenIR.com